Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-275663

Dated June 9, 2025

AIR PRODUCTS AND CHEMICALS, INC.

PRICING TERM SHEET

June 9, 2025

$600,000,000 4.300% Notes Due 2028

$500,000,000 4.900% Notes Due 2032

Issuer:	Air Products and Chemicals, Inc. (the “Company”)

Trade Date:	June 9, 2025

Settlement Date (T+2*):	June 11, 2025

Aggregate Principal Amount:	$1,100,000,000

Coupon Rate:	2028 Notes: 4.300% per year 2032 Notes: 4.900% per year

Interest Payment Dates:	2028 Notes: Semi-annually on each June 11 and December 11, commencing on December 11, 2025 2032 Notes: Semi-annually on each April 11 and October 11, commencing on October 11, 2025

Maturity Date:	2028 Notes: June 11, 2028 2032 Notes: October 11, 2032

Price to Public:	2028 Notes: 99.933% of the principal amount 2032 Notes: 99.879% of the principal amount

Yield to Maturity:	2028 Notes: 4.324% 2032 Notes: 4.921%

Benchmark Treasury:	2028 Notes: 3.750% due May 15, 2028 2032 Notes: 4.125% due May 31, 2032

Benchmark Treasury Price / Yield:	2028 Notes: 99-12 1⁄4 / 3.974% 2032 Notes: 99-04 / 4.271%

Spread to Benchmark Treasury:	2028 Notes: +35 bps 2032 Notes: +65 bps

Optional Redemption:	2028 Notes: Prior to May 11, 2028 at T+10 bps 2032 Notes: Prior to August 11, 2032 at T+10 bps 2028 Notes: On or after May 11, 2028 at 100% 2032 Notes: On or after August 11, 2032 at 100%

Redemption on Change of Control Triggering Event:	If a change of control occurs with a subsequent ratings decline, the Company will offer to repurchase the notes at a purchase price of 101% of the aggregate principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of repurchase.

CUSIP/ISIN:	2028 Notes: 009158 BN5 / US009158BN52 2032 Notes: 009158 BP0 / US009158BP01

Offering Format:	SEC Registered

Expected Ratings**:	A2 / A (Moody’s / S&P)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

BofA Securities, Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

Santander US Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:	CIBC World Markets Corp. Natixis Securities Americas LLC Truist Securities, Inc.
*

It is expected that delivery of the Notes will be made to investors on or about June 11, 2025, which will be the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the delivery of the Notes should consult their advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the United States Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: Deutsche Bank Securities Inc. at +1-800-503-4611; J.P. Morgan Securities LLC at +1-212-834-4533; Scotia Capital (USA) Inc. at +1 800-372-3930; TD Securities (USA) LLC at +1-855-495-9846; or Wells Fargo Securities, LLC at +1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.